EXHIBIT 2.1

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of July 6, 2007, among REABLE THERAPEUTICS, INC., a Delaware corporation (“Parent”), SPARTAN ACQUISITION CORP., a Utah corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, and IOMED, INC., a Utah corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement, as defined below.

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated May 17, 2007 (the “Original Agreement”);

WHEREAS, the Original Agreement provided for a Termination Date of July 31, 2007 to be extended only if at such time the Company has not held the Company Shareholders Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, in which case the Termination Date can be extended for a period not to exceed an additional thirty-one (31) days;

WHEREAS, the preliminary Proxy Statement was not filed with the SEC until June 26, 2007; and

WHEREAS, Parent, Merger Sub and the Company desire to extend the Termination Date to August 31, 2007, and therefore desire to amend the terms of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

SECTION 1.     Section 8.01(b) of the Original Agreement is hereby amended to state:

“by either Parent or the Company, if the Effective Time shall not have occurred on or before August 31, 2007, (the “Termination Date”) except that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing other than the condition set forth in Section 7.01(a) and other conditions that, by their nature, cannot be satisfied until the Closing Date and if at such time the Company has not held the Company Shareholders Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, the Termination Date shall be extended for a period not to exceed an additional thirty (30) days; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful and intentional failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.04) has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;”

SECTION 2.     This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, except with respect to matters of law concerning the internal corporate affairs of any corporation which is a party to or the subject of this Amendment, which matters shall be governed by the law of the jurisdiction under which such corporation derives its powers.

SECTION 3.     This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 4.     The Original Agreement, as amended by this Amendment, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof, all references to the Original Agreement in any document shall mean the Original Agreement as amended by this Amendment.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

REABLE THERAPEUTICS, INC.

By:	/s/ Harry L. Zimmerman
Name: Harry L. Zimmerman
Title: EVP, General Counsel

SPARTAN ACQUISITION CORP.

By:	/s/ Harry L. Zimmerman
Name: Harry L. Zimmerman
Title: EVP, General Counsel

IOMED, INC.

By:	/s/ Robert J. Lollini
Name: Robert J. Lollini
Title: President & CEO